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                                                                    EXHIBIT 23.2

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

     We consent to the reference to our firm in the Registration Statement on Form S-8 (to be filed on or about July 19, 2002) pertaining to the Quantum Fuel Systems Technologies Worldwide, Inc., 2002 Stock Incentive Plan and to the incorporation by reference therein of our report dated February 11, 2002 (except for the 2nd and 3rd paragraphs of Note 1, as to which the date is May 16, 2002), with respect to the financial statements and schedule of Quantum Fuel Systems Technologies Worldwide, Inc. included in its Registration Statement on Form 10 (File No. 0-49629) for the year ended April 30, 2001, filed with the Securities and Exchange Commission.


/s/ Ernst & Young LLP

Long Beach, California
July 17, 2002